PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

TITANIUM METALS CORPORATION	John A. St. Wrba

Three Lincoln Centre	Vice President and Treasurer

5430 LBJ Freeway, Suite 1700	972.233.1700

Dallas, Texas 75240-2697

Titanium Metals Corporation Announces
2-For-1 Stock Split

DALLAS, TEXAS . . . April 20, 2006 . . . Titanium Metals Corporation (“TIMET”; NYSE: TIE) announced today that its board of directors has approved a two-for-one split of TIMET’s common stock, $.01 par value per share. The stock split will be effected in the form of a stock dividend. The record date for the stock split has been set as the close of business on Friday, May 5, 2006. Holders of record on the record date will receive one additional share for each share held on that date. Subject to certain regulatory approvals, it is expected that the additional shares will be distributed at the close of business on Monday, May 15, 2006 by TIMET’s transfer agent American Stock Transfer and Trust Company.

As a result of the stock split, the conversion rate of TIMET’s 6 3/4 % Series A Preferred Stock, $.01 par value per share, will be changed to 13? shares of common stock for each outstanding share of Series A Preferred Stock.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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